EXHIBIT 10.1

ZENTRIC (HK) LIMITED.
Suite 17, B1.1, 63-85 Turner Street
Port Melbourne, Victoria 3207
Voice: +613 9646 6641
Facsimile: +613 9012 4404
Email: belloc@zbatt.com

REF: ZNTR-MEI-120404-01	Date: April 4 2012

Matinee Energy, Inc.
335 Wilmot Drive, Ste 200,
Tucson, Arizona
85711

Attention: Mr. S. Chin Kim, CEO

Dear Mr. Kim,

We wish to inform you that we feel it is advisable that Zentric (HK) Limited, a wholly owned subsidiary of Zentric, Inc. withdraw from the EPC Agreement dated January 7, 2012 with respect to the Solar Power Plant project to be built in Benson Arizona.

We sincerely regret this action but since we have been unable to arrange for sufficient financing in a timely manner to meet your deadline we do not wish to create any further delays for Matinee Energy as you try to begin construction of this 20MW phase of the development.

What is most regrettable is that we have completed certain aspects of our role in the construction of this project by entering into agreements to secure as much as 40MW solar panel inventory ready to ship as well as securing a sub-contractors agreement with Gehrlicher Solar America Corp. to handle the construction.

We feel that we have been building a “best in class” team ready to move forward with this project however beyond the $100,000 we have already paid to organize ZenPower we are unfortunately unable to meet your deadline and fulfill the funding requirements that comes due today.

We are working closely with well-respected private equity interests that have expressed a strong desire to participate in solar energy projects with us but as in any discussion of this nature negotiations remain ongoing. We do believe our efforts will result in adding a strong strategic investor to Zentric, Inc. that is capable of funding any size project that may become available and that seeks ownership in solar energy and other renewable energy projects.

Consequently, even as we enter the final stages of discussion with these prospective investors we are not able at this time to meet the immediate obligations that we had in good faith agreed to and since it would be unfair for us to request from you additional time to meet these obligations while we finalize our investor negotiations we are left with no alternative other than respectfully withdrawing from the EPC Agreement effective immediately.

We hope that over the next few weeks, once we have our company on stronger financial footing we will have the opportunity to meet and discuss with you the possibility of future participation in your exciting solar power project.

We appreciate the opportunity you have provided to us and will watch the development of your project with great interest and wish you much success.

Yours truly,

William Tien, President
Zentric Inc.

ZENTRIC (HK) LIMITED | ZNTR- MEI-120404-01